SCHEDULE 13D/A

EXHIBIT E

ASSIGNMENT

Effective immediately, Jack W. Schuler Living Trust (the “Trust”) hereby transfers and assigns to Schuler Family Foundation (the “Foundation”) all of its rights and obligations under that certain Securities Purchase Agreement, dated November 3, 2014, by and among Biolase, Inc. (the “Company”).

JACK W. SCHULER LIVING TRUST

By:	/s/ Jack Schuler
Jack Schuler
Trustee

November 7, 2014

ACCEPTED AND AGREED

BIOLASE, INC.

By:	/s/ Frederick D. Furry
Frederick D. Furry
Chief Financial Officer